UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 13, 2005

AIRGAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9344	56-0732648

(Commission File Number)	(IRS Employer Identification No.)

259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania	19087-5283

(Address of Principal Executive Offices)	(Zip Code)

(610) 687-5253

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

     On January 14, 2005, Airgas, Inc. (the “Company”) and Glenn M. Fischer, the Company’s President and Chief Operating Officer, entered into a Separation Agreement and General Release of All Claims (the “Separation Agreement”) providing for the terms of the resignation of Mr. Fischer as President and Chief Operating Officer of the Company and the termination of Mr. Fischer’s Employment Agreement (“Employment Agreement”), effective as of January 14, 2005. The material terms of the Separation Agreement are contained in Item 5.02 of this Report.

     The Separation Agreement has been filed as Exhibit 10.1 to this Report.

Item 1.02       Termination of Material Definitive Agreement.

     Pursuant to the Separation Agreement, the Company and Mr. Fischer agreed to terminate his Employment Agreement dated September 29, 2000. The Employment Agreement provided that Mr. Fischer was to receive an annual base salary of $385,000, an annual bonus of up to 50% of his annual base salary, and an annual grant of an option to acquire no fewer than 50,000 shares of the Company's common stock. In addition, he was entitled to receive an additional discretionary bonus if he and the Company significantly exceeded the bonus objectives. Mr. Fischer also received a one-time relocation and signing bonus of $140,000 and options to acquire 150,000 shares of the Company’s common stock. The Employment Agreement also provided that if Mr. Fischer’s employment were terminated by the Company without cause, the Company would continue to pay his base salary for two years from the date of such termination together with the bonus he would have received for that period. The Employment Agreement provided for termination in the event of death or disability, by the Company in the event of stated causes or without cause, or by Mr. Fischer. The Employment Agreement is filed as Exhibit 10.2 to this Report.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective January 14, 2005, Glenn M. Fischer resigned as President and Chief Operating Officer of the Company and the Company appointed Michael L. Molinini as Executive Vice President and Chief Operating Officer.

     In connection with Mr. Fischer’s resignation, the Company and Mr. Fischer entered into the Separation Agreement, dated and effective January 14, 2005, which terminates the Employment Agreement and provides for the acceleration of the vesting of an option previously granted to Mr. Fischer to acquire 15,000 shares of the Company’s common stock, and for Mr. Fischer to receive a separation payment of $1,374,046 plus $29,947 for unused vacation pay for 2005 which he would have received pursuant to the terms of his Employment Agreement. Mr. Fischer released the Company from all claims.

     Prior to his appointment as Executive Vice President and Chief Operating Officer, Mr. Molinini who is 54, served as Senior Vice President — Hardgoods since August 2000, having company-wide responsibility for directing sales and marketing, brand management, procurement, as well as managing distribution center logistics and supplier relationships for welding and safety products. Prior to that time, Mr. Molinini served as Vice President — Hardgoods Operations from August 1999 to July 2000 and as Vice President — Airgas Direct Industrial from April 1997 to July 1999, with responsibility for the build-out of the centralized infrastructure for purchasing, logistics and hardgoods brand management and the development of the Company’s Radnor private label program.

Item 9.01     Financial Statements and Exhibits.

(c) Exhibits.

The following documents are filed as exhibits to this report.

10.1	Separation Agreement and General Release of All Claims

10.2	Executive Employment Agreement dated September 29, 2000

99.1	Press Release dated January 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant and Co-Registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAS, INC. (Registrant) BY: /s/ Robert M. McLaughlin Robert M. McLaughlin Vice President & Controller	AIRGAS EAST, INC.
AIRGAS GREAT LAKES, INC.
AIRGAS MID AMERICA, INC.
AIRGAS NORTH CENTRAL, INC.
AIRGAS SOUTH, INC.
AIRGAS GULF STATES, INC.
AIRGAS MID SOUTH, INC.
AIRGAS INTERMOUNTAIN, INC.
AIRGAS NORPAC, INC.
AIRGAS NORTHERN CALIFORNIA & NEVADA, INC.
AIRGAS SOUTHWEST, INC.
AIRGAS WEST, INC.
AIRGAS SAFETY, INC.
RUTLAND TOOL & SUPPLY CO., INC.
AIRGAS CARBONIC, INC.
AIRGAS SPECIALTY GASES, INC.
NITROUS OXIDE CORP.
RED-D-ARC, INC.
AIRGAS DATA, LLC

(Co-Registrants)
BY: /s/ Robert M. McLaughlin
Robert M. McLaughlin Vice President
ATNL, INC. (Co-Registrant)
BY: /s/ Melanie Andrews
Melanie Andrews President

DATED: January 20, 2005